Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements of Acme Packet, Inc. (the Company) and Covergence Inc. (Covergence) have been prepared to give effect to the acquisition of Covergence by the Company pursuant to the merger of CIAP Merger Corp., an indirect subsidiary of the Company, with and into Covergence, on April 30, 2009. The unaudited pro forma condensed combined balance sheets as of March 31, 2009, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and the twelve months ended December 31, 2008, are presented herein to reflect the acquisition of Covergence. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheet of the Company as of March 31, 2009 and the unaudited condensed balance sheet of Covergence as of March 31, 2009 and gives effect to the acquisition as if it had been completed on March 31, 2009, including any adjustments to fair value required, in accordance with Statement of Financial Accounting Standards No. 141 (Revised 2007), Business Combinations which was adopted by the Company on January 1, 2009. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and the twelve months ended December 31, 2008 combines the historical results of the Company and the historical results of Covergence and gives effect to the acquisition as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what such financial position or results will be for any future periods. The unaudited pro forma condensed combined financial statements are based upon the respective historical and pro forma consolidated financial information of the Company and Covergence, and should be read in conjunction with:

•                           the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                           the separate historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008;

•                           the separate historical unaudited condensed consolidated financial statements of the Company as of and for the three months ended March 31, 2009 included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009;

•                           the separate historical audited consolidated financial statements of Covergence as of and for the year ended December 31, 2008, included in Exhibit 99.1 of this Current Report on Form 8-K/A; and

•                           the separate unaudited historical condensed consolidated financial statements of Covergence as of and for the three months ended March 31, 2009, included in Exhibit 99.2 of this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements and are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, it may be necessary to further reclassify Covergence’s financial statements to conform to those classifications that are determined by the combined company to be most appropriate.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting, whereby the Company is treated as the acquiring entity. Accordingly, consideration paid by the Company to complete the acquisition of Covergence was allocated to Covergence’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.

The Company expects to incur additional costs associated with integrating the businesses of the Company and Covergence. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.

Based on the Company’s preliminary review of Covergence’s summary of significant accounting policies disclosed in Covergence’s financial statements, the nature and amount of any adjustments to the historical financial statements of Covergence to conform Covergence’s accounting policies to those of the Company’s are not expected to be significant. Further review of Covergence’s accounting policies and financial statements may result in required revisions to Covergence’s policies and classifications to conform to the Company’s.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2009

 (in thousands, except share and per share data)

	Acme Packet Historical March 31, 2009	Covergence Historical March 31, 2009	Pro Forma Adjustments (1)		Pro Forma Combined
Revenue:
Product	$23,051	$5,708	$—		$28,759
Maintenance, support and service	7,936	603	—		8,539
Total revenue	30,987	6,311	—		37,298
Cost of revenue:
Product	5,232	770	—		6,002
Maintenance, support and service	923	204	—		1,127
Total cost of revenue	6,155	974	—		7,129
Gross profit	24,832	5,337	—		30,169
Operating expenses:
Sales and marketing	11,336	1,500	—		12,836
Research and development	6,164	1,458	—		7,622
General and administrative	3,133	423	302	(F)	3,858
Total operating expenses	20,633	3,381	302		24,316
Income from operations	4,199	1,956	(302)		5,853
Other income (expense):
Interest income	115	20	—		135
Other expense	(49)	(13)	—		(62)
Total other income, net	66	7	—		73
Income before provision for income taxes	4,265	1,963	(302)		5,926
Provision for income taxes	1,507	—	567	(D)	2,074
Net income	$2,758	$1,963	$(869)		$3,852

Net income per share:
Basic	$0.05				$0.07
Diluted	$0.05				$0.06
Weighted average number of common shares used in the calculation of net income per share:
Basic	54,744,550		2,874,383	(E)	57,618,933
Diluted	58,403,618		2,874,383	(E)	61,278,001

(1)      See Note 4 and applicable subsection.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Income

For the Twelve Months Ended December 31, 2008

(in thousands, except share and per share data)

	Acme Packet Historical December 31, 2008	Covergence Historical December 31, 2008	Pro Forma Adjustments (1)		Pro Forma Combined
Revenue:
Product	$91,277	$6,321	$—		$97,598
Maintenance, support and service	25,081	1,553	—		26,634
Total revenue	116,358	7,874	—		124,232
Cost of revenue:
Product	19,234	1,217	—		20,451
Maintenance, support and service	4,710	940	—		5,650
Total cost of revenue	23,944	2,157	—		26,101
Gross profit	92,414	5,717	—		98,131
Operating expenses:
Sales and marketing	44,044	8,688	—		52,732
Research and development	22,235	7,163	—		29,398
General and administrative	11,927	1,477	1,207	(F)	14,611
Total operating expenses	78,206	17,328	1,207		96,741
Income from operations	14,208	(11,611)	(1,207)		1,390
Other income (expense):
Interest income	3,225	172	—		3,397
Other expense	(246)	(8)	—		(254)
Total other income, net	2,979	164	—		3,143
Income (loss) before provision for income taxes	17,187	(11,447)	(1,207)		4,533
Provision for (benefit from) income taxes	5,615	—	(4,119)	(D)	1,496
Net income (loss)	$11,572	$(11,447)	$2,912		$3,037

Net income per share:
Basic	$0.20				$0.05
Diluted	$0.18				$0.05
Weighted average number of common shares used in the calculation of net income per share:
Basic	58,463,410		2,874,383	(E)	61,337,793
Diluted	62,920,268		2,874,383	(E)	65,794,651

(1)      See Note 4 and applicable subsection.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2009

(in thousands, except share and per share data)

	As of March 31, 2009
	Acme Packet Historical	Covergence Historical	Pro Forma Adjustments (1)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$135,907	$7,828	$(20)	(C)	$143,715
Accounts receivable, net of allowance	22,879	1,676	—		24,555
Inventory	7,553	519	387	(A)	8,089
			(370)	(I)
Deferred tax asset	1,262	—	368	(H)	1,630
Other current assets	2,535	122	—		2,657
Total current assets	170,136	10,145	365		180,646

Property and equipment, net	5,667	900	—		6,567
Intangible assets	—	—	11,285	(F)	11,285
Goodwill	—	—	—		—
Restricted cash	333	—	—		333
Deferred tax asset	6,540	—	7,004	(H)	13,544
Other assets	111	44	—		155
Total assets	$182,787	$11,089	$18,654		$212,530

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,114	$451	$—		$3,565
Accrued expenses and other current liabilities	7,273	1,072	578	(C)	8,923
Deferred revenue, current portion	17,957	2,685	(2,165)	(A)	18,477
Deferred tax liability	—	—	4,764	(G)	4,764
Refundable purchase price related to 49,831 unvested shares of common stock	—	9	(9)	(B)	—
Total current liabilities	28,344	4,217	3,168		35,729

Deferred rent	48	—	—		48
Deferred revenue, net of current portion	2,243	275	(165)	(A)	2,353

Commitments and Contingencies

Redeemable convertible preferred stock	—	46,100	(46,100)	(B)	—
Stockholders’ equity (deficit):
Undesignated preferred stock	—	—	—		—
Common stock	62	—	3	(C)	65
Additional paid-in capital	155,149	435	(435)	(B)	177,394
			22,245	(C)
Treasury stock, at cost	(37,522)	—	—		(37,522)
Retained earnings (deficit)	34,463	(39,938)	39,938	(B)	34,463
Total stockholders’ equity (deficit)	152,152	(39,503)	61,751		174,400
Total liabilities and stockholders’ equity	$182,787	$11,089	$18,654		$212,530

(1)       See Note 4 and applicable subsection.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, except share and per share information)

Note 1.  Basis of Presentation

On April 30, 2009, Acme Packet, Inc., a Delaware corporation, (the Company) announced the acquisition of Covergence Inc., a Delaware corporation, (Covergence) pursuant to the Agreement and Plan of Merger (the Merger Agreement) dated as of April 29, 2009 by and among (i) the Company, (ii) PAIC Midco Corp., a Delaware corporation and a wholly owned subsidiary of the Company (Midco), (iii) CIAP Merger Corp., a Delaware corporation and a wholly owned subsidiary of Midco, (iv) Covergence and (v) Andrew P. Goldfarb as the stockholder representative, pursuant to which Covergence became an indirect subsidiary of the Company. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Company and Covergence, after giving effect to the acquisition of Covergence and adjustments described in these footnotes, and are intended to reflect the impact of the acquisition on the Company.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of the operations of the Company and Covergence.

The unaudited pro forma condensed combined balance sheet as of March 31, 2009 combines the unaudited condensed balance sheet of the Company and the unaudited condensed balance sheet of Covergence as of March 31, 2009 and reflects the acquisition of Covergence as if it was completed on March 31, 2009, including any adjustments to fair value required.  The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2009 and the twelve months ended December 31, 2008, combines the historical results of the Company for the three and twelve months ended March 31, 2009 and December 31, 2008, respectively, and the unaudited historical results of Covergence for the three and twelve months ended March 31, 2009 and December 31, 2008, respectively, and reflects the acquisition of Covergence as if it was completed on January 1, 2008.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, whereby the Company is treated as the acquiring entity. In the unaudited pro forma condensed combined balance sheet, the Company’s cost to acquire Covergence has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. The amounts allocated to acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value.

Note 2.  Purchase Price

The following is a preliminary estimate of the purchase price for Covergence:

Number of shares of common stock of the Company issued to Covergence stockholders	2,874,383
Multiplied by the price per share of common stock of the Company (a)	$7.74	$22,248
Cash paid to Covergence stockholders based on consideration		20
Cash paid for withholding taxes due (b)		578
Estimated purchase price		$22,846

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation

Book value of net assets acquired (c)	$6,606
Allocation:
Increase inventory to fair value	387
Decrease deferred revenue to fair value	2,330
Decrease deferred product costs within inventory to fair value	(370)
Identifiable intangible assets at fair value	8,447
Acquired in process research and development at fair value	2,838
Deferred tax liability (d)	(4,764)
Deferred tax asset (e)	7,372
Estimated purchase price	$22,846

(a)

Represents the closing stock price of the Company’s common stock as reported on the Nasdaq Global Market on April 29, 2009, the date of the completion of the acquisition of Covergence pursuant to the Merger Agreement.

(b)	Represents withholding taxes due for James Moran, the former Chief Executive Officer of Covergence.
(c)

Represents total stockholder’s deficit plus the outstanding redeemable convertible preferred stock and the refundable purchase price related to unvested shares of common stock of Covergence as of March 31, 2009.

(d)

Represents the deferred income tax liability at statutory tax rates related to acquired intangible assets for which the amortization is not deductible for tax purposes and certain fair value adjustments, where required for step-up in basis for book purposes.

(e)	Represents the net operating loss carryforwards of Covergence at 35%, the estimated statutory tax rate in effect as of March 31, 2009, to be recognized over a 20 year period.

Note 3.  Valuation of Intangibles Assets and Goodwill

The estimated purchase price for the acquisition of Covergence will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The Company will then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in process research and development, based upon a detailed valuation that uses information and assumptions provided by management, as further described below. Any excess purchase price, if any, over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.

Identifiable Intangible Assets

As part of the preliminary purchase price allocation, Covergence’s identifiable intangible assets include developed technology, customer relationships, trademarks and trade names, and patents. Covergence’s developed technology relates to software-based session border controllers (SBCs) for delivering VoIP/IP telephony, Unified Communications and Service-Oriented Architecture (SOA) applications. Covergence’s customer relationship assets relate to the relationships that Covergence’s salesforce developed with existing customers. The trademarks and trade names relate to both the Covergence name as well as key product names, while the patents asset relates to applications that are currently pending approval.

The Company is using the excess earnings method to value the acquired intangible assets related to developed technology and customer relationships.  This method is an income approach that identifies the future cash flows specifically related to the individual assets.  The trademarks and patents were valued via a relief from royalty method.  This method identifies similar licensing transactions for trademarks and patents and then applies those rates to the acquired assets.

In estimating the useful life of the acquired intangible assets, the Company considered paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. The Company expects to amortize these intangible assets over their estimated useful lives using a method that is based on the estimated time-weighted average of future undiscounted, debt-free net cash flows as the Company believes this will approximate the pattern in which the economic benefits of the assets will be utilized.

Acquired In-Process Research and Development

As part of the preliminary purchase price allocation for Covergence, approximately $2,838 of the purchase price has been allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represents the estimated value based on risk-adjusted cash flows related to in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of the acquisition. The fair value attributable to these in-process projects will be amortized over the estimated useful life of the assets beginning upon completion of the project(s).

Note 4.  Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)

To adjust Covergence’s inventory and deferred revenue to their estimated fair value. The effects of the write-up of inventory to fair value of $387 and the reduction of deferred revenue of $2,330 for amounts that would not represent a legal obligation at the close of the merger, have been excluded from the pro forma condensed combined statements of income as they are non-recurring items which are anticipated to be included in the income statement of Acme Packet within the 12 months succeeding the transaction.

(B)	To eliminate the historical redeemable convertible preferred stock and stockholders’ deficit accounts of Covergence.
(C)	To record the issuance of 2,874,383 shares of the Company’s common stock, $20 in cash consideration as well as $578 cash to be paid for withholding taxes due to certain former Covergence stockholders.
(D)

To record tax provision (benefit) on the pro forma income (loss) before provision for income taxes, to reflect the effective statutory tax rate of 35% and 33% as of March 31, 2009 and December 31, 2008, respectively.

(E)

To reflect the issuance of 2,874,383 shares of the Company’s common stock as consideration for the acquisition of Covergence on the estimated weighted average basic and diluted shares expected to be outstanding as of the close of the merger.

(F)

To record $2,838 of acquired in-process research and development, and $8,447 of acquired definite-lived intangible assets. The amortization expense related to the definite-lived intangible assets was estimated based on a weighted average expected life of 7 years. Based on the estimated value of these intangibles and their estimated useful lives, the Company anticipates recording amortization expense of approximately $1,207 per year, over the 7 years succeeding the close of the transaction.

(G)

To record deferred taxes related to identified intangible assets and fair value adjustments, where required for step-up in basis for book purposes, at 35%, the estimated statutory tax rate in effect as of March 31, 2009.

(H)	To record deferred tax assets related to the NOL’s of $7,372 at 35%, the estimated statutory tax rate in effect as of March 31, 2009.
(I)	To eliminate the deferred product costs within inventory relating to products delivered to customers but not yet recognized as revenue.